UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 4, 2012
Date of Report
(Date of earliest event reported)

Access National Corporation

(Exact name of registrant as specified in its charter)

Virginia	000-49929	82-0545425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Robert Fulton Drive, Suite 300, Reston, VA 20191
(Address of principal executive offices) (Zip Code)

(703) 871-2100
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2012 Charles Wimer notified the President and Chief Executive Officer of Access National Corporation (the “Company”) of his intention to retire from his position as Executive Vice President and Chief Financial Officer of the Company and the Company’s subsidiary, Access National Bank (the “Bank”), effective as of June 30, 2012.

On April 9 2012, Meg M. Taylor was hired as Senior Vice President, Accounting and Finance of the Company and the Bank. Ms. Taylor will succeed Mr. Wimer as Chief Financial Officer of the Company and the Bank upon Mr. Wimer’s retirement

Mr. Wimer upon his retirement will provide continuing services in an advisory position to the Company and the Bank to assist in the transition of the position of Chief Financial Officer to Ms. Taylor, for a period of six months after the date of his retirement.

In connection with Mr. Wimer’s plan to retire, the Company and Mr. Wimer entered into an Agreement dated June 4, 2012 to terminate the Employment Agreement dated December 1, 1999. As provided under the Termination Agreement, Mr. Wimer will continue as an “at will” employee at the same compensation rate that applied prior to entering the Agreement.

Cautionary Statement Regarding Forward-Looking Statements

This report contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to known and unknown uncertainties and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These known and unknown uncertainties and other factors could cause actual results to differ materially from those matters expressed in, anticipated by, or implied by such forward-looking statements. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS NATIONAL CORPORATION
(Registrant)

Date: June 4, 2012	By:	/s/ Michael W. Clarke
	Name:	Michael W. Clarke
	Title:	President & Chief Executive Officer